     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1997
                                                     REGISTRATION NO.    -

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          SI DIAMOND TECHNOLOGY, INC.
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)
           STATE OF TEXAS                            76-0273345
  (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)

                                                  DOUGLAS P. BAKER
                                         VICE PRESIDENT AND CHIEF FINANCIAL
                                                       OFFICER
    SI DIAMOND TECHNOLOGY, INC.              SI DIAMOND TECHNOLOGY, INC.
     12100 TECHNOLOGY BOULEVARD              12100 TECHNOLOGY BOULEVARD
        AUSTIN, TEXAS 78727                      AUSTIN, TEXAS 78727
           (512) 331-6200                          (512) 331-6200
 (ADDRESS, INCLUDING ZIP CODE, AND     (NAME, ADDRESS, INCLUDING ZIP CODE, AND
  TELEPHONE NUMBER, INCLUDING AREA     TELEPHONE NUMBER, INCLUDING AREA CODE,
  CODE, OF SMALL BUSINESS ISSUER'S              OF AGENT FOR SERVICE)
    PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                  COPIES TO:
                                DONALD T. LOCKE
                           HASKELL SLAUGHTER & YOUNG
                          1200 AM SOUTH/HARBERT PLAZA
                            1901 SIXTH AVENUE NORTH
                          BIRMINGHAM, ALABAMA 350203
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement has been declared effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
  PURSUANT TO RULE 429 OF THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS WHICH IS PART OF THIS REGISTRATION STATEMENT ALSO RELATES TO REGISTRATION STATEMENT NO. 333-00674 AND POST-EFFECTIVE AMENDMENT NO. 1 THERETO.

                        CALCULATION OF REGISTRATION FEE
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
                                                         PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF                 PROPOSED MAXIMUM    AGGREGATE
       SECURITIES        AMOUNT TO BE    OFFERING PRICE      OFFERING        AMOUNT OF
    TO BE REGISTERED      REGISTERED      PER SHARE(2)       PRICE(2)     REGISTRATION FEE
------------------------------------------------------------------------------------------
Common stock, par value
 $.001 per share........   5,361,657        $0.96875       $ 5,194,105          (1)
------------------------------------------------------------------------------------------
Common Stock Underlying
 Warrants...............   1,232,283        $0.96875       $ 1,193,774          (1)
------------------------------------------------------------------------------------------
Common Stock Issuable
 Upon Conversion of
 Series C Preferred
 Stock Underlying
 Warrants...............     135,000        $0.96875       $   130,781          (1)
------------------------------------------------------------------------------------------
Common Stock Issuable
 Upon Conversion of
 Series E Preferred
 Stock..................   7,057,382        $0.96875       $ 6,836,839          (1)
------------------------------------------------------------------------------------------
Common Stock Issuable
 Upon Conversion of
 Series F Preferred
 Stock..................   1,786,881        $0.96875       $ 1,731,041          (1)
------------------------------------------------------------------------------------------
  Total.................  15,573,203(1)     $0.96875       $15,086,540       $2,405.86(1)
------------------------------------------------------------------------------------------

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(1) Of the number of shares of Common Stock being registered in this
    Registration Statement, a total of 7,377,756 shares of Common Stock have previously been registered and the registration fees paid with the Company's Registration Statement No. 333-00674 and Post-Effective Amendment No. 1 thereto. The filing fee included with this Registration Statement is for the additional 8,195,447 shares of the Company's Common Stock registered herein.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices per share of Common Stock as reported by the NASDAQ Small Cap Market on April 2, 1997.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED APRIL 8, 1997
PROSPECTUS
                          SI DIAMOND TECHNOLOGY, INC.

   5,361,657 SHARES OF                      135,000 SHARES OF
       COMMON STOCK                            COMMON STOCK
   (PAR VALUE $.001 PER                       ISSUABLE UPON
          SHARE)                  CONVERSION OF SERIES C PREFERRED STOCK
                                           UNDERLYING WARRANTS

   1,232,283 SHARES OF                     7,057,382 SHARES OF
       COMMON STOCK                            COMMON STOCK
   UNDERLYING WARRANTS                        ISSUABLE UPON
                                  CONVERSION OF SERIES E PREFERRED STOCK
                              1,786,881 SHARES OF
                           COMMON STOCK ISSUABLE UPON
                     CONVERSION OF SERIES F PREFERRED STOCK

  This Prospectus relates to 15,573,203 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of SI Diamond Technology, Inc., a Texas corporation (the "Company"), which may be offered for sale by certain shareholders of the Company (the "Selling Shareholders") from time to time. The Shares offered for sale are: (1) presently outstanding, (2) underlie certain existing warrants to purchase Common Stock (the "Warrants"), (3) are issuable upon conversion of shares of the Company's Series C Preferred Stock underlying certain existing preferred stock warrants (the "Series C Warrants"), (4) are issuable upon conversion of outstanding shares of the Company's Series E Preferred Stock or (5) are issuable upon conversion of outstanding shares of the Company's Series F Preferred Stock. As of April 2, 1997, there were 5,361,657 outstanding Shares of Common Stock, 1,232,283 Shares underlying the Warrants, 135,000 Shares issuable upon conversion of the Series C Preferred Stock underlying the Series C Warrants, 7,057,382 Shares issuable upon conversion of the Series E Preferred Stock and 1,786,881 Shares issuable upon conversion of the Series F Preferred Stock, which Shares are all subject to this Prospectus. See "Plan of Distribution and Selling Shareholders." The Company's principal executive offices are located at 12100 Technology Boulevard, Austin, Texas 78727 and its telephone number is (512) 331-6200.

  This offering is not being underwritten. The Selling Shareholders directly, through agents designated by them from time to time or through dealers or underwriters also to be designated, may sell the Shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the NASDAQ Small Cap Market, the Boston Stock Exchange or the Pacific Stock Exchange or on any stock exchange on which the Shares may be listed in the future pursuant to and in accordance with the applicable rules of such exchanges or otherwise. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution and Selling Shareholders."

  The Company will receive the proceeds from the exercise of the Warrants and the Series C Warrants, but will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The Company has agreed to pay substantially all of the expenses of this offering (other than commissions and discounts of underwriters, dealers or agents), which are estimated at $34,406. The Company has agreed to indemnify certain of the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution and Selling Shareholders."

  The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution and Selling Shareholders."

  SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

  The Common Stock is traded and quoted on the NASDAQ Small Cap Market under the symbol "SIDT". On April 2, 1997, the closing price of the Common Stock as reported on the NASDAQ Small Cap Market was $0.9375 per share.
                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                 THE DATE OF THIS PROSPECTUS IS APRIL   , 1997.

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Materials filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the Regional Offices of the Commission at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

  The Common Stock is included in the NASDAQ Small Cap Market under the symbol "SIDT." Reports, proxy and information statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., 3rd Floor, Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-11602), are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

  (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

  All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated by reference in this Prospectus (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed in writing or by telephone to SI Diamond Technology, Inc., 12100 Technology Boulevard, Austin, Texas 78727,
Attention: Corporate Secretary (Telephone: (512) 331-6200).

                                 RISK FACTORS

  The Common Stock being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to other information contained in this Prospectus in evaluating an investment in the shares of Common Stock offered hereby.

EARLY STAGE OF DFE PRODUCT DEVELOPMENT; NO DFE PRODUCT REVENUES; DFE PRODUCT UNCERTAINTY

  The Company's Diamond Field Emission ("DFE") technology and products resulting therefrom will require significant additional development, engineering, testing and investment prior to commercialization. The Company's leading potential DFE product is the Diamond Field Emission Lamp ("DFEL"). If the DFEL is successful, the Diamond Field Emission Display ("DFED") is also a possibility. There can be no assurance that either the DFEL or DFED will be successfully developed, be capable of being produced in commercial quantities on a cost-effective basis or be successfully marketed.

HISTORY OF OPERATING LOSSES; GOING CONCERN

  For the year ended December 31, 1996, the Company suffered a net loss of $13,709,006. For the years ended December 31, 1992, 1993, 1994 and 1995, the
Company suffered net losses of $1,630,978, $7,527,677, $7,255,420, and
$14,389,856, respectively. The Company expects to continue to incur additional operating losses for an extended period of time as it continues to develop products for commercialization and there can be no assurance that the Company will be profitable in the future. The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements stating that as of March 27, 1997, the Company has not yet achieved profitability, has a working capital deficit and must obtain additional capital to fund its ongoing operations. As a result, there is substantial doubt about the Company's ability to continue as a going concern. The Company's operations to date have been primarily financed by the proceeds of the sale of equity securities of the Company and from revenues generated from research and development conducted for third parties; although since the second quarter of 1994, revenues from commercial services and product sales have exceeded those earned through such research and development ("R&D") activities. In order to continue its transition from a contract research and development organization into a company with viable operations, the Company anticipates substantial product development expenditures for the foreseeable future.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FUNDING

  The Company expects to incur substantial expenses for R&D, product testing, production, manufacturing, product marketing and administrative overhead. The majority of R&D expenditures are for development of the Company's DFE technology. Further, the Company believes that certain proposed products may not be available for commercial sale or routine use for a period of one to two years. Therefore, it is anticipated that the commercialization of the Company's existing and proposed products will require additional capital in excess of the Company's other current sources of funding. The combined effect of the foregoing may prevent the Company from achieving profitability for an extended period of time. Because the timing and receipt of revenues from the sale of products will be tied to the achievement of certain product development, testing, manufacturing and marketing objectives which cannot be predicted with certainty, there may be substantial fluctuations in the Company's results of operations. If revenues do not increase as rapidly as anticipated, or if product development and testing and marketing require more funding than anticipated, the Company may be required to curtail its expansion and/or seek additional financing from other sources. The Company may seek such additional financing through the offer of debt or equity, joint venture financing, or any combination thereof at any time.

  The Company has developed a plan to maintain operations for 12-18 months after the date of this Registration Statement. However, existing resources at current spending levels are only available for approximately 2-3 months. This estimate is based on current development plans, current operating plans, the current regulatory environment, historical experience in the development of electronic products and general economic conditions. Changes could occur to cause available resources to be consumed before such time. The Company's plan is primarily dependent on increasing revenues and raising additional funds through strategic partners, additional debt offerings, or additional equity offerings. If adequate funds are not available from operations or additional sources of financing, the Company may have to reduce substantially or eliminate expenditures for research and development, testing and production of its products or obtain funds through arrangements with other entities that may require the Company to relinquish rights to certain of its technologies or products. Such results would materially and adversely affect the Company.

DEPENDENCE ON PRINCIPAL PRODUCTS

  The Company's DFE technology is an emerging technology. The financial condition and prospects of the Company are dependent upon market acceptance and sales of the Company's DFE products and its Electronic Billboard. Additional R&D needs to be conducted with respect to the DFE products and the Electronic Billboard before marketing and sales efforts can be commenced. Market acceptance of the Company's products will be dependent upon the perception within the electronics and instrumentation industries of the quality, reliability, performance, efficiency, breadth of application and cost-effectiveness of the products. There can be no assurance that the Company will be able to gain commercial market acceptance for its products or develop other products for commercial use.

COMPETITION; POSSIBLE TECHNOLOGICAL OBSOLESCENCE

  The display, semiconductor and coating system industries are highly competitive and are characterized by rapid technological change. The Company's existing and proposed products will compete with other existing products and may compete against other developing technologies. Development by others of new or improved products, processes or technologies may reduce the size of potential markets for the Company's products. There can be no assurance that such products, processes or technologies will not render the Company's proposed products obsolete or less competitive. Many of the Company's competitors have greater financial, managerial and technical resources than the Company. The Company will be required to devote substantial financial resources and effort to further R&D. There can be no assurance that the Company will successfully differentiate its products from its competitors' products or that the Company will be able to adapt to evolving markets and technologies, develop new products or achieve and maintain technological advantages.

TECHNOLOGIES SUBJECT TO LICENSES

  As a licensee of certain research technologies, the Company has various license agreements with , Microelectronics and Computer Technology Corporation ("MCC") and Diagascrown, Inc., wherein the Company has acquired rights to develop and commercialize certain research technologies. In certain cases, agreements require the Company to pay royalties on sale of products developed from the licensed technologies and fees on revenues from sublicensees, where applicable, and to pay for the costs of filing and prosecuting patent applications. The Company's principal license agreement with MCC requires the Company to pay exclusivity fees under certain circumstances in order to maintain the Company's exclusive rights under the MCC Agreement. Each agreement is subject to termination by either party, upon notice, in the event of certain defaults by the other party. The payment of such royalties may adversely affect the future profitability of the Company.

NO ASSURANCE OF MARKET ACCEPTANCE

  Since its inception, the Company has focused its product development efforts on R&D of technologies that the Company believes will be a significant advance over currently available technologies. The Company has limited experience in manufacturing and marketing. The new management team that was put in place in 1996 has experience in manufacturing and marketing; however, with any new technology there is a risk that the market may not appreciate the benefits or recognize the potential applications of the technology. Market acceptance of the Company's products will depend, in part, on the Company's ability to convince potential customers of the advantages of such products as compared to competitive products, and will also depend upon the Company's ability to train manufacturers and others to use the Company's products. There can be no assurance that the Company will be able to successfully market its proposed products even if such products perform as anticipated.

LIMITED MANUFACTURING CAPACITY AND EXPERIENCE

  The Company has no established commercial manufacturing facilities in the areas in which it is conducting its principal research. Its existing manufacturing, while related, would not directly support manufacturing of the proposed new products. The new management team that was put in place has commercial manufacturing and marketing experience; however, the Company will be required to either employ additional qualified personnel to establish manufacturing facilities or enter into appropriate manufacturing agreements with others. There is no assurance that the Company will be successful in attracting experienced personnel or financing the cost of establishing commercial manufacturing facilities, if required, or be capable of producing a high quality product in quantity for sale at competitive prices.

MARKETING AND SALES UNCERTAINTIES

  There can be no assurance that the DFE related products or the Electronic Billboard will be successfully developed or that such products will be commercially successful. The Company intends to establish a sales organization to promote, market, and sell its products. To develop a sales organization will require significant additional expenditures, management resources and training time. There can be no assurance that the Company will be able to establish such a sales organization.

UNPROVEN TECHNOLOGY; NEED FOR SYSTEM INTEGRATION

  In order to prove that the Company's technologies work and will produce a complete product, the Company must ordinarily integrate a number of highly technical and complicated subsystems into a fully-integrated prototype. There can be no assurance that the Company will be able to successfully complete the development work on any of its proposed products or ultimately develop any marketable products.

DEPENDENCE UPON GOVERNMENT CONTRACTS

  A significant portion of the Company's revenues has been derived from contracts with agencies of the United States government. In the years ended December 31, 1992, 1993, 1994, 1995 and 1996, such contracts accounted for approximately $930,000, $1,147,000, $820,000, $1,009,000 and $2,869,000,
respectively, or approximately 99%, 89%, 41%, 33% and 50% of the Company's total revenues for each of those periods. The Company's contracts involving the United States government are or may be subject to various risks, including unilateral termination for the convenience of the government, reduction or modification in the event of changes in the government's requirements or budgetary constraints, increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost reimbursement contracts, risks of potential disclosure of the Company's confidential information to third parties, the failure or inability of the prime contractor to perform its prime contract in circumstances where the Company is a subcontractor, the failure of the government to exercise options provided for in the contracts and the exercise of "march-in" rights by the government. March-in rights refer to the right of the government or government agency to exercise a non-exclusive, royalty-free, irrevocable, worldwide license to any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. The programs in which the Company participates may extend for several years but are normally funded on an annual basis. There can be no assurance that the government will continue its commitment to programs to which the Company's development projects are applicable or that the Company can compete successfully to obtain funding available pursuant to such programs. A reduction in, or discontinuance of, such commitment or of the Company's participation in these programs would have a material adverse effect on the Company's business, operating results and financial condition.

PATENTS AND OTHER INTELLECTUAL PROPERTY

  The Company's ability to compete effectively with other companies will depend, in part, on the ability of the Company to maintain the proprietary nature of its technology. Although the Company has been awarded, has filed applications for or has been licensed technology under numerous patents, there can be no assurance as to the degree of protection offered by these patents or as to the likelihood that pending patents will be issued. There can be no assurance that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, have not already or will not apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make and sell its products. There can also be no assurance that competitors will not intentionally or unintentionally infringe the Company's patents. The defense and prosecution of patent suits are both costly and time-consuming, even if the outcome is favorable to the Company. In foreign countries, the expenses associated with such proceedings can be prohibitive. In addition, there is an inherent unpredictability in obtaining and enforcing patents in foreign countries. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products. Although third parties have not asserted infringement claims against the Company, there can be no assurance that third parties will not assert such claims in the future. Claims that the Company's products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales incorporating the Company's technology. The Company also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's proprietary technology. To protect its rights in these areas, the Company requires all employees and most consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. While the Company has attempted to protect proprietary technology it may develop or acquire and will attempt to protect future developed proprietary technology through patents, copyrights and trade secrets, it believes that its success will depend more upon further innovation and technological expertise.

AVAILABILITY OF MATERIALS AND DEPENDENCE ON SUPPLIERS

  It is anticipated that materials to be used by the Company in producing its future products will be purchased by the Company from outside vendors and, in certain circumstances, the Company may be required to bear the risk of material price fluctuations. It is anticipated by the Company's management that the majority of raw materials to be used in products to be manufactured by the Company will be readily available. However, there can be no assurance that such materials will be available in the future or if available will be procurable at prices which will be favorable to the Company.

DEPENDENCE ON KEY PERSONNEL

  The future success of the Company will depend in large part on its ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain all personnel necessary for the development of its business. In addition, much of the know-how and processes developed by the Company reside in its key scientific and technical personnel and such know-how and processes are not readily transferable to other scientific and technical personnel. The loss of the services of key scientific, technical and managerial personnel could have a material adverse effect on the Company.

CONCENTRATION OF OWNERSHIP

  Officers, directors and principal shareholders of the Company own, or have the power to vote, in the aggregate, approximately 29% of the voting stock of the Company. Due to the relatively large number of shares owned by these shareholders and certain provisions of the Company's Amended and Restated Articles of Incorporation ("the Restated Articles") and Bylaws, it may be difficult for other shareholders to cause a change in control of the Company or effect other fundamental corporate transactions if officers, directors and principal shareholders were to act as a group.

VOLATILITY OF MARKET FOR SHARES

  The market price of the Shares, like that of the common stock of many emerging technology companies has fluctuated significantly in recent years and will likely continue to fluctuate in the future. The price of such securities currently rises and is expected to continue to rise rapidly in response to certain events, such as announcements concerning product developments, licenses and patents, although the outcome of such events may not be fully determined. Similarly, prices of such securities may fall rapidly if unfavorable results are encountered in product development or market acceptance. In the event that the Company achieves earnings from the sale of products, securities analysts may begin predicting quarterly earnings. The failure of the Company's earnings to meet analysts' expectations could result in a significant rapid decline in the market price of the Company's Common Stock. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of the equity securities of many technology companies and which have often been unrelated to the operating performance of those companies. Such broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  As of April 2, 1997, there were 14,050,563 shares of Common Stock outstanding, of which 9,048,290 shares of Common Stock were freely tradeable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company. As of that date, the remaining shares of Common Stock were deemed "restricted securities," as defined in Rule 144 under the Securities Act, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144 under the Securities Act. Under Rule 144, persons who have held securities for a period of at least two years may sell a limited amount of such securities without registration under the Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of the Company, to sell their restricted securities without quantity limitations once they have completed a three-year holding period.

  The Registration Statement, of which this Prospectus is a part, pertains to 5,361,657 Shares of Common Stock which are currently "restricted securities"; 1,232,283 Shares of Common Stock which underlie existing Warrants; 135,000 Shares of Common Stock which are issuable upon conversion of the Series C Preferred Stock; 7,057,382 Shares of Common Stock which are issuable upon conversion of the Series E Preferred Stock; and 1,786,881 shares of Common Stock which are issuable upon conversion of the Series F Preferred Stock. The Company is obligated to maintain the effectiveness of the Registration Statement for varying periods of time, pursuant to separate agreements with certain groups of the Selling Shareholders. As of April 2, 1997, the Company is additionally obligated to register an additional 1,845,130 shares of its Common Stock which are currently "restricted securities" in certain circumstances.

  In addition to the shares of Common Stock which are outstanding as of April 2, 1997, 3,500,000 shares of Common Stock have been reserved for issuance pursuant to the Company's stock option plans. 2,017,249 shares of Common Stock have also been reserved for issuance upon the exercise of Warrants that have been issued by the Company (1,232,283 of such shares have been registered in the Registration Statement). Additionally, 100,275 shares of Common Stock have been reserved for issuance upon conversion of the Company's Series A Preferred Stock, 750,000 shares of Common Stock have been reserved for issuance upon conversion of the Series C Preferred Stock underlying the Series C Warrants (the "Series C Shares") (135,000 of such shares have been registered in the Registration Statement), 7,057,382 shares of Common Stock have been reserved for issuance upon conversion of the Company's Series E Preferred Stock (the "Series E Shares") and 1,786,881 shares of Common Stock have been reserved for issuance upon conversion of the Company's Series F Preferred Stock (the "Series F Shares").

  No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Common Stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock by the Company or by shareholders who hold "restricted securities," or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

POSSIBLE ADVERSE EFFECT OF SALES BY SELLING SHAREHOLDERS ON THE MARKET FOR AND THE PRICE OF THE COMMON STOCK

  Upon registration in accordance with its obligations, the Selling Shareholders will be permitted to sell up to 15,573,203 shares of Common Stock (of which 1,232,283 are Shares of Common Stock subject to issuance upon the exercise of certain Warrants; 135,000 are Shares of Common Stock issuable upon conversion of the Series C Shares underlying the Series C Warrants; 7,057,382 are Shares of Common Stock issuable upon conversion of the Series E Shares and 1,786,881 are Shares of Common Stock issuable upon conversion of the Series F Shares). The Shares (assuming the exercise of all Warrants and conversion of all the Series C Shares, Series E Shares and Series F Shares subject to the Registration Statement) represent approximately 64% of the shares of Common Stock outstanding on the date hereof. The Company will not receive any proceeds from sales of Shares held by such Selling Shareholders. The Company will receive the proceeds from the exercise of any Warrants to purchase Shares of Common Stock or the exercise of any Series C Warrants to purchase shares of the Company's Series C Preferred Stock (which are convertible into Common Stock). Assuming the exercise of all Warrants and Series C Warrants which are subject to the Registration Statement of which this Prospectus is a part, the Company would receive approximately $5,600,000 from such exercises. The exercise prices of the Warrants and the Series C Warrants range from $1.00 to $7.89 per share of the Company's Common Stock. It is unlikely that the Warrants or the Series C Warrants will be exercised until the trading price of the Common Stock exceeds the exercise price of the Warrants or the Series C Warrants, if at all.

  Sales of or offers to sell substantial blocks of Common Stock currently held by certain shareholders, or the perception by investors, investment professionals or securities analysts of the possibility that such sales may occur, could adversely affect the price of and market for the Common Stock.

PRIOR AND SUPERIOR RIGHTS OF OTHER CLASSES OF CAPITAL STOCK

  The rights of holders of the Common Stock to receive dividends or other payments with respect thereto are subject to any prior and superior rights of holders of the Company's Preferred Stock. As of April 2, 1997, the Company had issued and outstanding 100 shares of its Series A Preferred Stock, 566 shares of its Series E Preferred Stock and 1,700 shares of its Series F Preferred Stock. Additionally, the Company has authorized 75,000 shares of Series C Preferred Stock and 90,000 shares of Series D Preferred Stock. No shares of Series C Preferred Stock or Series D Preferred Stock are currently outstanding; however, Series C Warrants are outstanding to purchase 75,000 shares of Series C Preferred Stock. No current series of the Company's Preferred Stock has rights that are prior and superior to the Common Stock with respect to dividends. Additionally, only the holders of the Series A Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are entitled to a liquidation preference over the holders of the Common Stock. The Board of Directors, however, has the authority to provide for the issuance of additional shares of Preferred Stock in one or more additional series and such shares may, in the Board's discretion, have prior and superior rights to receive dividends or other payments with respect thereto. In light of its future capital requirements, the Company could issue shares of Preferred Stock at any time having such prior and superior rights. See "Description of Capital Stock".

LACK OF DIVIDENDS

  The Company has never paid cash dividends on its equity securities and does not intend to pay cash dividends in the foreseeable future. To the extent the Company has earnings in the future, the Company intends to reinvest such earnings in the business operations of the Company.

ANTITAKEOVER EFFECTS

  The Company's Restated Articles and Bylaws contain a number of provisions which could make the acquisition of the Company, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult. Among other things, (i) the Board is authorized to issue series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt; (ii) the Board of Directors is divided into three classes of directors, with the result that approximately one-third of the Board of Directors are elected each year; (iii) except in limited circumstances, no shares of the Company's Preferred Stock may be issued or sold to any officer or director of the Company or any shareholder owning more than five percent (5%) of the Company's Common Stock without the affirmative vote of a majority of the disinterested shareholders of the Company; and (iv) holders of Series C and Series D Preferred Stock have the right to acquire additional shares in certain circumstances where the voting power of such holders would be diluted. See "Description of Capital Stock-- Certain Provisions of the Articles of Incorporation, Bylaws and Texas Law."

LIMITATION OF REMEDIES; INDEMNIFICATION

  The Company's Restated Articles provide that a director of the Company will only be liable to the Company for (i) breaches of his duty of loyalty to the Company and its shareholders, (ii) acts or omissions not in good faith or which constitute a breach of duty of a director of the Company or involves intentional misconduct or a knowing violation of law, (iii) transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) acts or omissions for which liability is specifically provided by statute, and
(v) acts relating to unlawful stock purchases or payments of dividends. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by its directors. The Bylaws also provide that, under certain circumstances, the Company will indemnify its officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company's assets. While Texas law permits a shareholder to bring a derivative action on behalf of a corporation, the law relating to the remedies available to corporate shareholders is constantly changing. Shareholders who have questions concerning the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the uncertainty of additional funding, the development of other technologies, the ability of the Company to acquire manufacturing facilities and marketing and sales expertise, the ability of the Company to attract and retain highly qualified personnel, as well as general market conditions and the degree and nature of competition. Where any such forward-looking statement includes a statement of the assumptions or basis underlying such forward-looking statement, the Company cautions that, while it believes such assumptions or basis to be reasonable and makes them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where in any forward-looking statement, the Company or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished.

                                USE OF PROCEEDS

  The Selling Shareholders will receive all of the net proceeds from the sale of the Shares. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company will receive the proceeds from the exercise of the Warrants and the Series C Warrants, which proceeds will be used for working capital. See "Plan of Distribution and Selling Shareholders." Assuming the exercise of all Warrants and Series C Warrants which are subject to the Registration Statement, of which this Prospectus is a part, the Company shall receive approximately $5,600,000 upon such exercise. The exercise prices of the Warrants and the Series C Warrants range from $1.00 to $7.89 per share of the Company's Common Stock. It is unlikely that the Warrants or the Series C Warrants will be exercised until the trading price of the Common Stock exceeds the exercise price of the Warrants or the Series C Warrants, if at all.

                 PLAN OF DISTRIBUTION AND SELLING SHAREHOLDERS

GENERAL

  The Company is filing the Registration Statement, of which this Prospectus is a part, to permit transactions with respect to certain shares of the Company's Common Stock, which are (1) currently "restricted securities" held by the Selling Shareholders, (2) issuable upon exercise of certain outstanding Warrants to purchase shares of the Company's Common Stock, (3) issuable upon conversion of shares of the Company's Series C Preferred Stock underlying certain Series C Warrants, (4) issuable upon conversion of outstanding shares of the Company's Series E Preferred Stock or (5) issuable upon conversion of outstanding shares of the Company's Series F Preferred Stock. This offering is not being underwritten. The Selling Shareholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the NASDAQ Small Cap Market, the Boston Stock Exchange, the Pacific Stock Exchange or on any stock exchanges on which the Shares may be listed in the future pursuant to and in accordance with the applicable rules of such exchanges. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. Further, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which may have a depressive effect on the market price of the Company's Common Stock.

  To the extent required by applicable law, the specific Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus. Resales or reoffers of the Shares by the Selling Shareholders must be accompanied by the delivery of a copy of this Prospectus. Copies of this Prospectus shall be delivered to each Selling Shareholder after the Registration Statement, of which this Prospectus is a part, is declared effective. Each Selling Shareholder shall also be informed that the anti-manipulative rules under the Exchange Act (Rules 10b-6 and 10b-7) may apply to their sales in the market, and each Selling Shareholder shall also be sent a copy of Rules 10b-6 and 10b-7, as well as a copy of the Commission's Release No. 34-23611 which discusses these rules and their application in certain circumstances, with a copy of this Prospectus.

  The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may also sell such Shares pursuant to Rule 144 promulgated under the Securities Act, or may pledge shares as collateral for margin accounts, and such shares could be resold pursuant to the terms of such accounts.

  There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered by them hereunder. The Company has filed the Registration Statement of which this Prospectus forms a part to comply with the exercise by the BEG Selling Shareholders, the Series E Selling Shareholders, the MCC Selling

Shareholders, the December 1995 Selling Shareholders, the GH Selling Shareholders and the Series F Selling Shareholders (each as defined below) of demand registration rights granted to such Selling Shareholders, and to comply with certain "piggy-back" registration rights granted to other Selling Shareholders.

CONVERTIBLE DEBENTURE SELLING SHAREHOLDERS

  The Company issued its 10% Convertible Subordinated Debentures ("Convertible Debentures") in October, November and December 1992 in exempt transactions to those shareholders identified in the Selling Shareholders Table herein as the Convertible Debenture Selling Shareholders (the "Convertible Debenture Selling Shareholders"). The Convertible Debentures were all converted into Shares of the Company's Common Stock. The Convertible Debenture Selling Shareholders were given "piggy-back" registration rights pursuant to which the Company agreed to use its best efforts to have the Common Stock issuable upon the conversion of the Convertible Debentures included in the Registration Statement and to cause such Registration Statement to become effective as soon as practicable.

DEBENTURE WARRANT SELLING SHAREHOLDERS

  In December 1992, the Company issued its 10% Subordinated Debentures in an exempt transaction. In connection with such issuance, those shareholders identified in the Selling Shareholders Table herein as the Debenture Warrant Selling Shareholders (the "Debenture Warrant Selling Shareholders") were issued Warrants that gave them the right to purchase Shares of the Company's Common Stock. All of these Warrants have been exercised for Shares of the Company's Common Stock. The holders of these Warrants were given "piggy-back" registration rights pursuant to which the Company agreed to use its best efforts to have the Common Stock issuable upon the exercise of these Warrants included in and registered in the Registration Statement and to cause such Registration Statement to become effective as soon as practicable.

  Greg Morey, one of the Debenture Warrant Selling Shareholders, is an affiliate of GH Securities Ltd. ("GH"). GH has been utilized by the Company at various times within the past three (3) years in its capital raising activities.

IPO WARRANT SELLING SHAREHOLDERS

  In the Company's initial public offering (the "IPO") completed in February 1993, the Company issued a total of 100,000 Warrants to purchase shares of the Company's Common Stock as part of the underwriter's compensation to the persons identified in the Selling Shareholders Table as the IPO Warrant Selling Shareholders (the "IPO Warrant Selling Shareholders"). Pursuant to the terms of these Warrants, the Company agreed to give notice of its intention to file certain registration statements to such holders and give them an opportunity to be included in such registration statements. The number of Shares of Common Stock underlying the Warrants issued in such IPO are included in the Registration Statement, and the Company agreed to pay all expenses in the preparation of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the IPO Warrant Selling Shareholders and any underwriters they utilize against certain civil liabilities, including liabilities arising under the Securities Act.

  All of the IPO Warrant Selling Shareholders have been utilized within the past three (3) years by the Company in its capital raising activities.

AUGUST 1993 SELLING SHAREHOLDERS

  In August 1993, the Company issued shares of its Common Stock in an exempt offering under Regulation D of the Securities Act to those shareholders identified in the Selling Shareholders Table as the August 1993 Selling Shareholders (the "August 1993 Selling Shareholders"). Each August 1993 Selling Shareholder was also issued one (1) Warrant for every two (2) shares of Common Stock that were purchased in this transaction. The holders of these Shares and Warrants were granted "piggy-back" registration rights in which the Company agreed to have the Common Stock held by the August 1993 Selling Shareholders, as well as the Common Stock underlying their Warrants, included in the Registration Statement and to cause such Registration Statement to become effective as soon as practicable.

EAST/WEST SELLING SHAREHOLDERS

  In February 1995, the shareholders identified in the Selling Shareholders Table as the East/West Selling Shareholders (the "East/West Selling Shareholders") acquired shares of Common Stock as well as Series C Warrants to acquire shares of the Company's Series C Preferred Stock, which are further convertible into shares of the Company's Common Stock. The Company granted "piggy-back" registration rights to the East/West Selling Shareholders with respect to such Shares in the event of the registration of any of the Company's equity securities, except in certain circumstances, and agreed to keep any such registration with respect to the East/West Selling Shareholders effective for a period of at least six months. Additionally, the Company agreed to pay all of the expenses incident to the preparation and filing of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the East/West Selling Shareholders and any underwriters they may utilize against certain civil liabilities, including liabilities arising under the Securities Act. In addition, each East/West Selling Shareholder agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act, with respect to written information furnished by the East/West Selling Shareholders to the Company.

  East/West Technology Partners, Ltd., an East/West Selling Shareholder, and its representatives, have assisted the Company in the past three years in its capital raising activities.

BEG SELLING SHAREHOLDERS

  Effective June 20, 1995, the shareholders identified in the Selling Shareholders Table as the BEG Selling Shareholders (the "BEG Selling Shareholders") acquired shares of the Company's Common Stock in an exempt transaction. Pursuant to the Subscription Agreement and Purchaser Questionnaires with respect to such transactions, the Company was required to file the Registration Statement with respect to the Common Stock acquired by the BEG Selling Shareholders and keep such Registration Statement effective for a period of three (3) years. The number of Shares of Common Stock underlying certain Warrants issued to the BEG Selling Shareholders are also included in the Registration Statement, of which this Prospectus is a part. The Company agreed to pay all of the expenses in the preparation of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the BEG Selling Shareholders and any underwriters they utilize against certain civil liabilities, including liabilities arising under the Securities Act. In addition, each BEG Selling Shareholder agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act, with respect to written information furnished by the BEG Selling Shareholders to the Company.

  Marc W. Eller became a director of the Company on November 15, 1995 and the Company's Chairman of the Board and Chief Executive Officer on July 26, 1996. Mr. Eller is also the vice-president and chairman of the board of BEG Enterprises, Inc., a BEG Selling Shareholder which has assisted the Company within the past three years in its capital raising activities. Ronald J. Berman, the president of BEG Enterprises, Inc. is also a director of the Company. In addition, Lawrence I. Kravetz, one of the BEG Selling Shareholders, has assisted the Company within the past three (3) years with its capital raising activities.

MCC SELLING SHAREHOLDER

  On October 17, 1995, the Company issued Microelectronics and Computer Technology Corporation ("MCC") 223,256 shares of the Common Stock of the Company (the "MCC Shares") in payment of an exchangeable note arising in connection with Amendment No. 2 to the Patent and Know-How Cross-License Agreement between MCC and the Company dated January 19, 1995. The Company also issued Warrants on January 19, 1996 to MCC (the "MCC Warrants") to purchase 22,326 shares of the Company's Common Stock. The Company agreed to register the MCC Shares and the shares underlying the MCC Warrants upon demand and to keep such registration statement effective for a period of three years. The MCC Shares and the shares underlying the MCC Warrants are included in the Registration Statement. The Company is required to pay all of the expenses in the preparation of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents).

THE DECEMBER 1995 SELLING SHAREHOLDERS

  Effective December 1995, the shareholders identified in the Selling Shareholders Table as the December 1995 Selling Shareholders (the "December 1995 Selling Shareholders") acquired shares of the Company's Common Stock in an exempt transaction. Upon demand by the December 1995 Selling Shareholders, the Company was required to file the Registration Statement with respect to the Shares acquired by such Selling Shareholders and keep such Registration Statement effective for a period of three (3) years. The number of shares of Common Stock underlying certain Warrants issued to the December 1995 Selling Shareholders are also included in the Registration Statement, of which this Prospectus is a part. The Company agreed to pay all of the expenses in the preparation of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the December 1995 Selling Shareholders and any underwriters they utilize against certain civil liabilities, including liabilities arising under the Securities Act.

SERIES E SELLING SHAREHOLDERS

  Effective in January 1996, the shareholders listed in the Selling Shareholders Table as the Series E Selling Shareholders (the "Series E Selling Shareholders") acquired shares of the Company's Series E Preferred Stock in an exempt transaction pursuant to Regulation D of the Securities Act. In connection with such transaction, the Company additionally issued warrants to several individuals connected with Swartz Investments, Inc. to purchase shares of the Company's Common Stock (the "Swartz Warrants"). Swartz Investments, Inc., assisted the Company as placement agent for the Series E Preferred Stock.

  Subject to adjustment in certain circumstances, each share of Series E Preferred Stock is convertible into that number of shares of Common Stock determined by dividing (i) the original issue price of the Series E Preferred Stock (the "Series E Issue Price") plus an amount equal to 8% of the Series E Issue Price per annum from the date the escrow agent first had in its possession the funds representing payment of the Series E Preferred Stock to the conversion date by (ii) the conversion price, which is either (x) the lesser of $1.875 (the "Low Fixed Conversion Price") or 85% of the average closing bid price of the Company's Common Stock for the five (5) trading days immediately preceding the date of conversion, as defined below, for one-third ( 1/3) of the shares (the "Low Fixed Preferred Shares") of Series E Preferred held by a holder as of January 16, 1997 or (y) the lesser of $3.00 (the "High Fixed Conversion Price") or 85% of the average closing bid price of the Company's Common Stock for the five (5) trading days immediately preceding the date of conversion for the remaining two-thirds ( 2/3) of the shares (the "High Fixed Preferred Shares") of Series E Preferred held by a holder as of January 16, 1997; provided, however, that the High Fixed Conversion Price applicable to the High Fixed Preferred Shares shall be reduced from $3.00 to $2.75 after April 15, 1997, if the arithmetic average of the closing bid price of the Company's Common Stock for the five trading day period immediately preceding April 1, 1997 is less than $3.00.

  Each holder shall have the sole right to designate the shares of Series E Preferred tendered for conversion pursuant by such holder as Low Fixed Preferred Shares, High Fixed Preferred Shares or any combination of Low Fixed Preferred Shares and High Fixed Preferred Shares by providing the Company with notice thereof in the notice of conversion delivered by such holder to the Company in connection with such conversion. Any shares of Series E Preferred Stock outstanding on January 15, 1999 shall be automatically converted into the Company's Common Stock on such date.

  Until February 14, 1997, each holder of Series E Preferred shall not convert any shares of Series E Preferred. After February 14, 1997, each holder agrees to limit such holder's conversion of shares of Series E Preferred as follows:

  (i) after February 14, 1997, each holder of Series E Preferred shall be entitled to convert up to one-third ( 1/3) of the shares of Series E Preferred held by such holder as of January 16, 1997;

  (ii) in addition to the shares of Series E Preferred a holder may convert pursuant to (i) above, after March 15, 1997, each holder shall be entitled to convert up to 12.5% of the shares of Series E Preferred held by such holder as of January 16, 1997;

  (iii) in addition to the shares of the Series E Preferred a holder may convert pursuant to (i) and (ii) above, each holder shall be entitled to convert on any date after March 15, 1997, a cumulative number of shares of Series E Preferred equal to the product of (i) the number of days from March 15, 1997 through and including such date, (ii) .4067% and (iii) the number of shares of Series E Preferred Stock held by such holder as of January 16, 1997.

  Each holder may convert any and all shares of the Series E Preferred then held by such holder at any time after either (x) the average of the closing bid prices of the Company's Common Stock for five consecutive trading days exceeds $3.00 or (y) Marc W. Eller ceases to be employed by the Company in substantially the same capacity as he occupies as of January 16, 1997;

  Upon the conversion of the Series E Preferred Stock, the Company will account for the difference between the conversion price and the trading price on the conversion date as a preferred stock dividend. Assuming the conversion had taken place on December 31, 1996, the Company would have recognized a preferred stock dividend of approximately $1,090,000, which would have resulted in a net loss per common share of ($1.39) for the year ended December 31, 1996.

  The Company agreed at the time of sale of the Series E Preferred Stock to register pursuant to the Registration Statement the shares of Common Stock (i) issuable upon conversion of the Series E Preferred Stock as determined at the time of such registration and (ii) upon exercise of the Swartz Warrants, and to keep such Registration Statement effective until sixty (60) days after all shares of Series E Preferred Stock shall have been converted. Additionally, the Company agreed to pay all of the expenses incident to the preparation and filing of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the Series E Selling Shareholders and any underwriters they may utilize against certain civil liabilities, including liabilities arising under the Securities Act. In addition, each Series E Selling Shareholder agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act, with respect to written information furnished by the Series E Selling Shareholders to the Company.

GH SELLING SHAREHOLDERS

  GH Securities, Ltd. ("GH") was issued 219,149 Warrants in connection with the Company's offerings under Regulation S of the Securities Act in August, September, October and November 1993. In February 1996, these 219,149 Warrants were repriced and reissued to GH. Also in February 1996, the Company issued GH 150,000 Warrants in connection with a Regulation S offering by the Company in September 1994 and an additional 60,000 Warrants for the termination of certain contractual obligations arising out of the Company's initial public offering in early 1993. The Company also issued 55,000 Warrants in February 1996 to a former advisor of the Company. In connection with these transactions of the Company in February 1996, the Shareholders identified in the Selling Shareholders Table as the GH Selling Shareholders (the "GH Selling Shareholders") entered into a Rights Agreement in which the Company gave demand registration rights to the GH Selling Shareholders. The Company agreed to use its best efforts to file the Registration Statement, of which this Prospectus is a part, with respect to the Shares and the Shares underlying certain Warrants held by the GH Selling Shareholders and to cause such Registration Statement to become effective and remain effective for a period of three (3) years. The Company agreed to pay all of the expenses in the preparation for the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the GH Selling Shareholders and any underwriters they utilized against certain civil liabilities, including liabilities arising under the Securities Act. In addition, each GH Selling Shareholder agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act, with respect to written information furnished by the GH Selling Shareholders to the Company.

  GH and David M. Klausmeyer have assisted the Company within the past three years with its capital raising activities.

NOTE WARRANT SELLING SHAREHOLDERS

  As of October 31, 1996, Diamond Tech One, Inc. ("DTO"), a wholly owned subsidiary of the Company, borrowed a total of $1,000,000 from the persons or entities identified in the Selling Shareholder Table as the Note Warrant Selling Shareholders (the "Note Warrant Selling Shareholders"). All of the promissory notes made payable to the Note Warrant Selling Shareholders were guaranteed by the Company. In addition, the Company granted Warrants to each Note Warrant Selling Shareholder to purchase 50,000 shares of the Company's Common Stock at $1.00 per share at any time until June 1, 1998. These Warrants were issued in an exempt transaction under Regulation D of the Securities Act. 100,000 of these Warrants have been exercised for Shares of the Company's Common Stock.

  The Company also agreed that within 15 days of the issuance date of the Warrants to the Note Warrant Selling Shareholders it would file a Registration Statement, of which this Prospectus is a part, to include the shares of Common Stock underlying these Warrants. The Company also agreed to keep such Registration Statement effective until June 1, 1998.

SERIES F SELLING SHAREHOLDERS

  Effective in March 1997, the shareholders listed in the Selling Shareholders Table as the Series F Selling Shareholders (the "Series F Selling
Shareholders") acquired shares of the Company's Series F Preferred Stock in an exempt transaction pursuant to Regulation D of the Securities Act.

  Subject to adjustment in certain circumstances, each share of Series F Preferred Stock is convertible into that number of shares of Common Stock determined by dividing (i) the original issue price of the Series F Preferred Stock (the "Series F Issue Price") plus an amount equal to 4% of the Series F Issue Price per annum from the date the Series F Preferred Stock was issued to the conversion date by (ii) the conversion price, which is the lesser of $1.75 or 80% of the average closing bid price for the Company's Common Stock for the ten (10) trading days immediately preceding the conversion date. Upon conversion, if the conversion price is $.75 or less, the Company shall have the right to redeem in cash by paying the holder an amount equal to the number of shares of Common Stock that would have been received had conversion taken place multiplied by the conversion price.

  Upon the conversion of the Series F Preferred Stock, the Company will account for the difference between the conversion price and the trading price on a conversion date as a preferred stock dividend. Assuming the conversion had taken place on March 31, 1997, the Company would not have recognized a preferred stock dividend.

  The Company agreed at the time of sale of the Series E Preferred Stock to register pursuant to the Registration Statement the shares of Common Stock (i) issuable upon conversion of the Series F Preferred Stock as determined at the time of such registration and to keep such Registration Statement effective for one (1) year. Additionally, the Company agreed to pay all of the expenses incident to the preparation and filing of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the Series F Selling Shareholders and any underwriters they may utilize against certain civil liabilities, including liabilities arising under the Securities Act. In addition, each Series F Selling Shareholder agreed to indemnify the Company against civil liabilities, including liabilities under the Securities Act, with respect to written information furnished by the Series F Selling Shareholders to the Company.

OTHER SELLING SHAREHOLDERS

  The Company has agreed to give Lawrence I. Kravetz, Columbus Asset Management, Ltd. ("Columbus"), Katherine D. Banks and BEG Enterprises, Inc. ("BEG") "piggy-back" registration rights regarding shares underlying certain Warrants held by Mr. Kravetz (the "Kravetz Warrants"), Columbus (the "Columbus

Warrants"), Ms. Banks (the "Banks Warrants") and BEG (the "BEG Warrants"). The Company has also agreed to give "piggyback" registration rights to Peary Perry regarding Shares (the "Perry Shares") held by him. Pursuant to these "piggy-back" rights, the Company agreed to use its best efforts to have the Common Stock issuable upon the exercise of the Kravetz Warrants, the Columbus Warrants, the Banks Warrants the BEG Warrants and the Perry Shares included in the Registration Statement of which this Prospectus is a part.

  Mr. Kravetz Columbus and BEG have each assisted the Company within the past three (3) years with its capital raising activities.

SELLING SHAREHOLDERS

  This Prospectus covers offers from time to time of the Shares of Common Stock owned by the Selling Shareholders. Set forth below are the names of the Selling Shareholders as well as (i) the number of Shares of Common Stock, (ii) the number of Shares of Common Stock underlying existing Warrants, (iii) the number of Shares of Common Stock issuable upon conversion of shares of the Company's Series C Preferred Stock underlying the Series C Warrants, (iv) the number of Shares of Common Stock issuable on conversion of the Company's Series E Preferred Stock and (v) the number of Shares of Common Stock issuable upon conversion of the Company's Series F Preferred Stock held as of the date of this Prospectus by the Selling Shareholders, which are also the numbers of Shares which may be offered for sale by each Selling Shareholder from time to time pursuant to this Prospectus. Because the Company does not know how many Shares may be sold by the Selling Shareholders pursuant to this Prospectus, no estimate can be given as to the number of the Shares that will be held by the Selling Shareholders upon termination of this offering.

                          SELLING SHAREHOLDERS TABLE

                                                            NUMBER OF SHARES
                                                            OF COMMON STOCK
                                                             ISSUABLE UPON
                                                             CONVERSION OF
                                                                SERIES C
                                                            PREFERRED STOCK,
                                                                SERIES E
                                           NUMBER OF SHARES PREFERRED STOCK
                          NUMBER OF SHARES OF COMMON STOCK    AND SERIES F
                          OF COMMON STOCK     UNDERLYING    PREFERRED STOCK  PERCENTAGE OF INTERESTS
                          HELD AND OFFERED WARRANTS OFFERED OFFERED PURSUANT PRIOR TO ANY SALES MADE
                          PURSUANT TO THIS PURSUANT TO THIS     TO THIS         PURSUANT TO THIS
      SHAREHOLDER            PROSPECTUS       PROSPECTUS     PROSPECTUS(1)        PROSPECTUS(2)
      -----------         ---------------- ---------------- ---------------- -----------------------
CONVERTIBLE DEBENTURE
 SELLING SHAREHOLDERS
Robert G. Minor (3).....       31,500                                                    *
Chris Thollaug and
 Suzanne Stephanik......       50,038                                                    *
The Sunday School Board
 of the Southern Baptist
 Convention Retirement
 Plan...................       84,405                                                    *
DEBENTURE WARRANT
 SELLING SHAREHOLDERS
Gregory Morey...........       42,000                                                    *
Dusseldorf S.A..........       31,500                                                    *
IPO WARRANT SELLING
 SHAREHOLDERS
GH Securities, Ltd......                        45,000                                   *
Lawrence I. Kravetz.....                        30,000                                   *
Fritz Volker............                        15,000                                   *
Frank J. Ingersoll......                         9,000                                   *
George Dullnig & Co.....                         1,000                                   *

                                                            NUMBER OF SHARES
                                                            OF COMMON STOCK
                                                             ISSUABLE UPON
                                                             CONVERSION OF
                                                                SERIES C
                                                            PREFERRED STOCK,
                                                                SERIES E
                                           NUMBER OF SHARES PREFERRED STOCK
                          NUMBER OF SHARES OF COMMON STOCK    AND SERIES F
                          OF COMMON STOCK     UNDERLYING    PREFERRED STOCK  PERCENTAGE OF INTERESTS
                          HELD AND OFFERED WARRANTS OFFERED OFFERED PURSUANT PRIOR TO ANY SALES MADE
                          PURSUANT TO THIS PURSUANT TO THIS     TO THIS         PURSUANT TO THIS
      SHAREHOLDER            PROSPECTUS       PROSPECTUS     PROSPECTUS(1)        PROSPECTUS(2)
      -----------         ---------------- ---------------- ---------------- -----------------------
AUGUST 1993 SELLING
 SHAREHOLDERS
How & Co................       15,000            7,500                                   *
Barry Kitt..............        8,000            4,000                                   *
Gilbert Kitt............        8,000            4,000                                   *
Barney Cacioppo.........        6,000            3,000                                   *
Peter and Ruth Medding..        5,000            2,500                                   *
Richard and Susan
 Goebel.................                         2,000                                   *
Richard and Mary
 Pulciani...............                         2,000                                   *
Albert Vivo.............        4,000            2,000                                   *
Rocky and Genevieve
 Dazzo..................        2,000            2,000                                   *
Ben Chilcutt............        4,000            2,000                                   *
Claus Fichte............        4,000            2,000                                   *
Ronald Cacioppo.........        2,000            1,000                                   *
James Cacioppo..........        2,000            1,000                                   *
John Church.............                         1,000                                   *
Argon Electric..........        2,000            1,000                                   *
Robert Watt.............                         1,000                                   *
Sheldon Solomon Trust...        2,000            1,000                                   *
Susan Oelsen............                         2,000                                   *
Suzanne Kibort..........        2,000            1,000                                   *
George and Emma
 Kienberger.............        2,000            1,000                                   *
Steven Tsengas..........        2,000            1,000                                   *
Malcolm Thomas..........        2,000            1,000                                   *
Bruce Sabel.............        2,000            1,000                                   *
Gary Wright.............                         1,000                                   *
Richard Browning Trust..        2,000            1,000                                   *
Richard Hutter..........                         1,000                                   *
L.P. David Orosz........        2,000            1,000                                   *
Ansford Party Ltd.......                         1,000                                   *
Ranleigh Party Ltd......                         1,000                                   *
EAST/WEST SELLING
 SHAREHOLDERS
East/West Technology
 Partners, Ltd..........      128,880                            77,250                  *
BDM Federal, Inc........      111,140                            42,750                  *
International Technology
 Exchange Corporation...       30,000                            15,000                  *
BEG SELLING SHAREHOLDERS
BEG Enterprises, Inc.
 (4)....................      627,593           62,760                                4.89%
Bernice Berman..........       41,841            4,185                                   *
Gloria Felsenthal.......        8,368              837                                   *
Kirk Gibson Revocable
 Trust..................       20,920            2,092                                   *

                                                            NUMBER OF SHARES
                                                            OF COMMON STOCK
                                                             ISSUABLE UPON
                                                             CONVERSION OF
                                                                SERIES C
                                                            PREFERRED STOCK,
                                                                SERIES E
                                           NUMBER OF SHARES PREFERRED STOCK
                          NUMBER OF SHARES OF COMMON STOCK    AND SERIES F
                          OF COMMON STOCK     UNDERLYING    PREFERRED STOCK  PERCENTAGE OF INTERESTS
                          HELD AND OFFERED WARRANTS OFFERED OFFERED PURSUANT PRIOR TO ANY SALES MADE
                          PURSUANT TO THIS PURSUANT TO THIS     TO THIS         PURSUANT TO THIS
      SHAREHOLDER            PROSPECTUS       PROSPECTUS     PROSPECTUS(1)        PROSPECTUS(2)
      -----------         ---------------- ---------------- ---------------- -----------------------
David Honigman..........      104,602           10,461                                    *
Norine H. Kielson Trust.       20,920            2,092                                    *
RSP 3, L.P..............       12,552            1,255                                    *
Kaye Honigman Singer....       83,682            8,369                                    *
Robert A. Sprotte Money
 Purchase Plan..........       11,920            1,192                                    *
Robert A. Sprotte IRA...        4,500              450                                    *
Sherry L. Sprotte IRA...        4,500              450                                    *
VALASSIS Enterprises, L.
 P......................       52,301            5,230                                    *
Mark S. and Francis A.
 Wagner (5).............       52,301            5,230                                    *
Probitas Fund L.P.......       51,867                                                     *
Lawrence I. Kravetz.....                         5,187                                    *
MCC SELLING SHAREHOLDER
Microelectronics and
 Computer Technology
 Corporation............      223,256           22,326                                 1.76%
DECEMBER 1995 SELLING
 SHAREHOLDERS
Dr. Hal & Margaret
 Bozof..................        4,000              400                                    *
Gloria D. Freer.........        5,000              500                                    *
Gary and Cheryl Kaplan..        3,000              300                                    *
Dr. Alan P. Lightman....        4,000              400                                    *
Dr. David Lightman......        4,000              400                                    *
Combined Turner
 Children's Trust.......        3,000              300                                    *
RSP 3, L.P..............       79,200            7,920                                    *
Pinnacle Fund, L.P......      100,000           10,000                                    *
Michael S. Blechman
 Family Trust...........       38,100            3,810                                    *
Rock Financial
 Corporation............       47,619            4,762                                    *
SERIES E SELLING
 SHAREHOLDERS
Leonardo, L.P...........      259,295                          1,621,109              12.00%
Nelson Partners.........      431,342                          1,321,564              11.40%
Olympus Securities,
 Ltd....................      358,771                          1,321,564              10.93%
Canadian Imperial
 Holdings, Inc..........      101,086                                                     *
Gracechurch & Co........      100,988                            773,144               5.90%
Amadeus Fund, L.P.......       13,645                                                     *
Amadeus Offshore Fund,
 Ltd....................       77,323                                                     *
Diversified Strategies
 Fund, L.P..............       22,742                                                     *
Raphael, L.P............       71,547                            498,803               3.92%
West Merchant Bank
 Nominees Limited.......                                         623,379               4.25%
AG Super Fund Int'l
 Partners...............       94,675                            374,102               3.25%

                                                            NUMBER OF SHARES
                                                            OF COMMON STOCK
                                                             ISSUABLE UPON
                                                             CONVERSION OF
                                                                SERIES C
                                                            PREFERRED STOCK,
                                                                SERIES E
                                           NUMBER OF SHARES PREFERRED STOCK
                          NUMBER OF SHARES OF COMMON STOCK    AND SERIES F
                          OF COMMON STOCK     UNDERLYING    PREFERRED STOCK  PERCENTAGE OF INTERESTS
                          HELD AND OFFERED WARRANTS OFFERED OFFERED PURSUANT PRIOR TO ANY SALES MADE
                          PURSUANT TO THIS PURSUANT TO THIS     TO THIS         PURSUANT TO THIS
      SHAREHOLDER            PROSPECTUS       PROSPECTUS     PROSPECTUS(1)        PROSPECTUS(2)
      -----------         ---------------- ---------------- ---------------- -----------------------
GAM L.P.................        28,402                           461,392               3.38%
Kessler-Asher Group,
 Ltd....................       100,476                                                    *
LaRocque Trading Group
 LLC....................       176,930                            62,325               1.70%
Charles Kucey...........        67,567                                                    *
Cornerstone Capital,
 Inc....................       489,758                                                 3.49%
NewSun Ltd..............       202,399                                                 1.44%
OTA Limited Partnership.       109,364                                                    *
KA Trading L.P..........        85,294                                                    *
Capital Ventures
 International..........       134,731                                                    *
Eric S. Swartz..........                         55,702                                   *
Michael C. Kendrick.....                         55,702                                   *
P. Bradford Hathorn.....                          5,000                                   *
Lance T. Bury...........                          5,000                                   *
Dwight B. Bronnum.......                          1,500                                   *
Robert L. Hopkins.......                          1,500
Charles Krusen..........                          4,867                                   *
Enigma Investments
 Limited................                          1,521                                   *
David K. Peteler........                          3,000                                   *
S. Edward Bradford......                         11,000                                   *
GH SELLING SHAREHOLDERS
GH Securities, Ltd......       125,000          429,149                                3.83%
David M. Klausmeyer.....                         55,000                                   *
NOTE WARRANT SELLING
 SHAREHOLDERS
Pinnacle Fund L.P. .....                         50,000                                   *
Michael S. Blechman
 Family Trust...........        50,000                                                    *
Valassis Enterprises
 L.P. ..................                         50,000                                   *
N. Martin Co. ..........        50,000                                                    *
SERIES F SELLING
 SHAREHOLDERS
Thomas Kernaghan & Co.
 Limited................                                       1,313,894               8.55%
Stanley B. Dickson......                                         262,850               1.84%
FT Trading Co. .........                                         210,137               1.47%
OTHER SELLING
 SHAREHOLDERS
Lawrence I. Kravetz.....                         70,400                                   *
Peary Perry.............        13,817                                                    *
BEG Enterprises, Inc. ..                         65,034
Columbus Asset
 Management, Ltd........                         20,000                                   *
Richard Nair and
 Katherine D. Banks.....                         35,000                                   *
  TOTAL.................     5,361,657        1,232,283        8,979,263              64.19%

--------
 * Less than 1 %
(1) The number of Shares of Common Stock issuable upon conversion of the Series E Preferred Stock and the Series F Preferred Stock is subject to adjustment (upward or downward) based on fluctuations in the market price of the Common Stock. See "Description of Capital Stock--Preferred Stock-- Series E Preferred Stock;--Series F Preferred Stock." The number of such Shares included in this Prospectus and in the table is the number of Shares into which the Series E Preferred Stock and Series F Preferred Stock were convertible as of April 2, 1997.
(2) This percentage was calculated including Shares issuable upon the exercise of Warrants and conversion of Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, as applicable, into shares of the Company's Common Stock.
(3) Mr. Minor also owns an additional 6,213 shares of Common Stock purchased on the open market, which are not subject to this Prospectus.
(4) Ronald J. Berman, a director of the Company and the president of BEG Enterprises, Inc., also owns an additional 94,250 shares of the Company's Common Stock purchased on the open market, which are not subject to this Prospectus.

(5) Mark S. and Frances A. Wagner also own an additional 19,400 shares of the Company's Common Stock jointly; The Frances A. Wagner Trust also owns an additional 36,000 shares of the Company's Common Stock; and an additional 10,875 shares of the Company's Common Stock are held by trusts for Mr. and Mrs. Wagner's minor children. All of the shares described in this footnote were purchased on the open market and are not subject to this Prospectus.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 120,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 2,000,000 shares of Preferred Stock, par value $1 per share (the "Preferred Stock"). The Preferred Stock may be issued in series and currently consists of (i) Series A Convertible Preferred Stock, (ii) Series C Preferred Stock, (iii) Series D Preferred Stock, (iv) Series E Preferred Stock and (v) Series F Preferred Stock. At April 2, 1997, 14,050,563 shares of Common Stock, 100 shares of Series A Preferred Stock, 566 shares of Series E Preferred Stock and 1,700 shares of Series F Preferred Stock were issued and outstanding. No shares of Series C Preferred Stock or Series D Preferred Stock are currently outstanding; however, Series C Warrants are outstanding to purchase 75,000 shares of Series C Preferred Stock. After giving effect to the conversion of the Series A Preferred Stock into 100,275 shares of Common Stock, the conversion of the Series C Preferred Stock underlying existing Series C Warrants into 750,000 shares of Common Stock (135,000 of which are included in the Registration Statement), the conversion of the Series E Preferred Stock into 7,057,382 shares of Common Stock and the conversion of the Series F Preferred Stock into 1,786,881 of Common Stock, there would be 23,745,102 shares of Common Stock issued and outstanding. Additionally, 2,017,249 shares of Common Stock are reserved for issuance upon exercise of Warrants (including 1,232,283 Shares of Common Stock underlying certain Warrants included in this Prospectus) that have been issued by the Company, and 3,500,000 shares are reserved for issuance under the Company's stock option plans.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share, voting with the holders of any other class of stock entitled to vote, without regard to class, on all matters to be voted on by the shareholders, including the election of directors. All issued and outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock is currently listed on the Boston and Pacific Stock Exchanges and quoted on the NASDAQ Small Cap Market ("NASDAQ").

  Subject to any prior and superior rights of the Preferred Stock, the holders of Common Stock are entitled to receive dividends when, and if, declared by the Board of Directors from funds legally available therefor. Currently, no series of Preferred Stock has rights that are prior and superior to the Common Stock with respect to dividends.

  In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of the Common Stock are entitled to receive, pro rata, any assets of the Company remaining after payment has been made in full to the holders of any series of Preferred Stock with a liquidation preference. Currently, only the holders of the Series A Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock are entitled to a liquidation preference, while the holders of Series C Preferred Stock and Series D Preferred Stock have no priority over the holders of Common Stock with respect to liquidation distributions.

PREFERRED STOCK

  The Preferred Stock may be issued from time to time in one or more series as may be established and designated from time to time by the Board of Directors by resolution. The voting powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions of any series of Preferred Stock shall be as is stated in the resolution or resolutions of the Board of Directors that provides for the designation of such series. With the exception of shares issued pursuant to any duly adopted stock option plan of the Company, no shares of Preferred Stock may be issued to any officer or director of the Company or any shareholder who directly or indirectly owns greater than five percent (5%) of the issued and outstanding voting stock of the Company or any affiliate of such persons, without the affirmative vote of a majority in interest of the disinterested shareholders of the Company. Under the Texas Business Corporation Act, each series of Preferred Stock is entitled to vote as a class with respect to a proposed amendment to the Company's Restated Articles of Incorporation (the "Restated Articles") in certain circumstances.

 Series A Preferred Stock

  There are currently issued and outstanding 100 shares of the Series A Preferred Stock, which is the total number currently authorized for issuance. Each outstanding share of the Series A Preferred Stock is currently convertible into 1002.75 shares of Common Stock, subject to adjustment in certain circumstances. Except as otherwise required by law, the holders of the Series A Preferred Stock are entitled to vote on all matters with the holders of the Common Stock and are entitled to one vote for every share of Common Stock into which the holders' Series A Preferred Stock is convertible. The holders of Series A Preferred Stock have no preferential dividend rights and are entitled to share in any dividends declared on the Common Stock based on the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible. In the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock are entitled to receive the liquidation price of $1,000 per share before any distribution is made to the holders of Common Stock or any other series of Preferred Stock ranking junior as to liquidation rights as to the Series A Preferred Stock. Holders of Series A Preferred Stock also are entitled to share equally in any liquidation distributions to the holders of Common Stock based on the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible. The Company has no redemption rights or obligations with respect to the Series A Preferred Stock. Without the consent of all holders of Series A Preferred Stock, the Company may not alter any provision of (i) the Bylaws of the Company or (ii) the Restated Articles so as to adversely affect the rights of the holders thereof.

 Series C Preferred Stock

  There are currently no outstanding shares of the Series C Preferred Stock; however, 75,000 shares are authorized for issuance pursuant to outstanding Series C Warrants. Each share of Series C Preferred Stock is convertible into ten (10) shares of Common Stock, subject to adjustment in certain circumstances. Except as otherwise required by law, the holders of the Series C Preferred Stock are entitled to vote on all matters with the holders of the Common Stock and are entitled to one vote for every share of Common Stock into which the holders' Series C Preferred Stock is convertible. In order to maintain the voting power of the shares of Series C Preferred Stock, the holders thereof are entitled to purchase additional shares of the Company's voting securities upon the Company's issuance of additional shares of voting securities in certain circumstances. See "--Certain Provisions of the Articles of Incorporation, By-Laws and Texas Law." The holders of Series C Preferred Stock have no preferential dividend rights and are entitled to share in any dividends declared on the

Common Stock based on the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible. Holders of Series C Preferred Stock have no preference with respect to any distributions in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, but are entitled to share equally with the holders of the Common Stock based on the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible. The Company has no redemption rights or obligations with respect to the Series C Preferred Stock. Without the mutual consent of the Board of Directors of the Company and holders of not less than a majority of all outstanding shares of Series C Preferred Stock, none of the rights of the holders of Series C Preferred Stock may be altered.

 Series D Preferred Stock

  There are currently no outstanding shares of the Series D Preferred Stock; however, 90,000 shares are authorized for issuance. Each share of Series D Preferred Stock is convertible into ten (10) shares of Common Stock, subject to adjustment in certain circumstances. Except as otherwise required by law, the holders of the Series D Preferred Stock are entitled to vote on all matters with the holders of the Common Stock and are entitled to one vote for every share of Common Stock into which the holders' Series D Preferred Stock is convertible. In order to maintain the voting power of the shares of Series D Preferred Stock, the holders thereof are entitled to purchase additional shares of the Company's voting securities upon the Company's issuance of additional shares of voting securities in certain circumstances. See "-- Certain Provisions of the Articles of Incorporation, By-Laws and Texas Law." The holders of Series D Preferred Stock have no preferential dividend rights and are entitled to share in any dividends declared on the Common Stock based on the number of shares of Common Stock into which the shares of Series D Preferred Stock are convertible. Holders of Series D Preferred Stock have no preference with respect to any distributions in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, but are entitled to share equally with the holders of the Common Stock based on the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible. The Company has no redemption rights or obligations with respect to the Series D Preferred Stock. Without the mutual consent of the Board of Directors of the Company and holders of not less than a majority of all outstanding shares of Series D Preferred Stock, none of the rights of the holders of Series D Preferred Stock may be altered.

 Series E Preferred Stock

  There are 1,500 shares of the Series E Preferred Stock currently authorized for issuance, of which 566 shares are issued and outstanding. Subject to adjustment in certain circumstances, each share of Series E Preferred Stock is convertible into that number of shares of Common Stock determined by dividing
(i) the original issue price of the Series E Preferred Stock (the "Issue Price") plus an amount equal to 8% of the Issue Price per annum from the date the escrow agent first had in its possession the funds representing payment of the Series E Preferred Stock to the conversion date by (ii) the conversion price, which is either (x) the lesser of $1,875 (the "Low Fixed Conversion Price") or 85% of the average closing bid price of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion, as defined below, for one-third (1/3) of the shares (the "Low Fixed Preferred Shares") of Series E Preferred held by a holder as of January 16, 1997 or (y) the lesser of $3.00 (the "High Fixed Conversion Price") or 85% of the average closing bid price of the Company's Common Stock for the five (5) trading days immediately preceding the date of conversion for the remaining two-thirds (2/3) of the shares (the "High Fixed Preferred Shares") of Series E Preferred held by a holder as of January 16, 1997; provided, however, that the High Fixed Conversion Price applicable to the High Fixed Preferred Shares shall be reduced from $3.00 to $2.75 after April 15, 1997, if the arithmetic average of the closing bid price of the Company's Common Stock for the five trading day period immediately preceding April 1, 1997 is less than $3.00.

  Each holder shall have the sole right to designate the shares of Series E Preferred tendered for conversion pursuant to this Section 5(a) by such Holder as Low Fixed Preferred Shares, High Fixed Preferred Shares or any combination of Low Fixed Preferred Shares and High Fixed Preferred Shares by providing the Company with notice thereof in the notice of conversion delivered by such holder to the Company in connection with such conversion. Any shares of Series E Preferred Stock outstanding on January 15, 1999 shall be automatically converted into Common Stock on such date. In the event any shares of the Series E Preferred Stock are converted or redeemed pursuant to their terms, the shares of Series E Preferred Stock so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series E Preferred Stock.

  Until February 14, 1997, each holder of Series E Preferred Stock shall not convert any shares of Series E Preferred. After February 14, 1997, each holder agrees to limit such Holder's conversion of shares of Series E Preferred as follows:

    (i) after February 14, 1997, each holder of Series E Preferred shall be entitled to convert up to one-third (1/3) of the shares of Series E Preferred held by such holder as of January 16, 1997;

    (ii) in addition to the shares of Series E Preferred a holder may convert pursuant to (i) above, after March 15, 1997, each holder shall be entitled to convert up to 12.5% of the shares of Series E Preferred Stock held by such holder as of January 16, 1997;

    (iii) in addition to the shares of the Series E Preferred a Holder may convert pursuant to (i) and (ii) above, each holder shall be entitled to convert on any date after March 15, 1997, a cumulative number of shares of Series E Preferred Stock equal to the product of (i) the number of days from March 15, 1997 through and including such date, (ii) .4067% and (iii) the number of shares of Series E Preferred Stock held by such holder as of January 16, 1997.

  Each holder may convert any and all shares of the Series E Preferred then held by such holder at any time after either (x) the average of the closing bid prices of the Company's Common Stock for five consecutive trading days exceeds $3.00 or (y) Marc W. Eller ceases to be employed by the Company in substantially the same capacity as he occupies as of January 16, 1997.

  Except as otherwise required by law, the holders of the Series E Preferred Stock are entitled to vote on all matters with the holders of Common Stock and are entitled to one vote for every share of Common Stock into which the holders' Series E Preferred Stock is convertible. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series E Preferred Stock are entitled to receive the liquidation price of $10,000 plus 8% per annum from the date of issuance, before any distribution is made to the holders of Common Stock or any other series of Preferred Stock ranking junior as to liquidation rights of the Series E Preferred Stock. The holders of Series E Preferred Stock are not entitled to receive dividends.

  In the event that at the time of a requested conversion by a holder of Series E Preferred Stock, the conversion price is $3 or less per share, the Company has the right to redeem all or part of the shares at a redemption price per share equal to (i) the number of shares of Common Stock into which each share is convertible times (ii) the closing bid price per share of the Common Stock. The Company additionally has the right to redeem all or part of the Series E Preferred Stock at any time, but in no event may redeem less than $5,000,000 per redemption. In the event that the Company elects to effect such a redemption, the redemption price per share of Series E Preferred Stock shall be as follows:

                               ELAPSED TIME SINCE LAST
       REDEMPTION PRICE                CLOSING
       ----------------     ------------------------------
      130% of Stated Value  90 days--6 months
      125% of Stated Value  6 months and 1 day--12 months
      120% of Stated Value  12 months and 1 day--18 months
      115% of Stated Value  18 months and 1 day--24 months
      110% of Stated Value  24 months and 1 day--30 months
      105% of Stated Value  30 months and 1 day--36 months

  "Stated Value" is defined as the Issue Price of the Series E Preferred Stock plus an amount equal to 8% of such price from the date of issuance. Without the consent of the holders of not less than a majority of all outstanding shares of Series E Preferred Stock, the Company may not (i) alter the rights of the holders of Series

E Preferred Stock, (ii) create any new class or series of Preferred Stock with prior rights with respect to distributions or (iii) do any act not authorized by the Company's Restated Articles which would result in the taxation of the holders of Series E Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended.

 Series F Preferred Stock

  There are 2,500 shares of the Series F Preferred Stock currently authorized for issuance, of which 1,700 shares are issued and outstanding. Subject to adjustment in certain circumstances, each share of Series F Preferred Stock is convertible into that number of shares of Common Stock determined by dividing
(i) the original issue price of the Series F Preferred Stock (the "Series F Issue Price") plus an amount equal to four percent (4%) of the Series F Issue Price from the issue date of the Series F Preferred Stock being converted to the conversion date by (ii) the conversion price, which is the lesser of (x) $1.75 or (y) 80% of the ten (10) day trading average of the closing bid price prior to the conversion date.

  Except as otherwise required by law, the holders of the Series F Preferred Stock shall have no voting power. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series F Preferred Stock are entitled to receive the liquidation price of $1,000 per share plus four percent (4%) per annum from the date of issuance, before any distribution is made to the holders of Common Stock or any other series of Preferred Stock ranking junior as to liquidation rights of the Series F Preferred Stock. The Series F Preferred Stock shall be subordinate to the Series A Preferred Stock and Series E Preferred Stock for liquidation purposes. The holders of the Series F Preferred Stock are not entitled to receive dividends.

  Without the consent of the holders of not less than seventy five percent (75%) of all outstanding shares of Series F Preferred Stock, the Company may not (i) alter rights, preferences or privileges of the Series F Preferred Stock so as to adversely affect the Series F Preferred Stock (ii) create any new class of Preferred Stock senior to or having a preference over the Series F Preferred Stock with respect to payments upon liquidation or (iii) do any act or thing not authorized by the Company's Restated Articles which would result in taxation of the holders of Series F Preferred Stock under (S) 305 of the Internal Revenue Code, as amended.

SHARES ELIGIBLE FOR FUTURE SALE

  As of April 2, 1997, there were 14,050,563 shares of Common Stock outstanding, of which 9,048,290 shares of Common Stock were freely tradeable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company. As of that date, the remaining shares of Common Stock were deemed "restricted securities," as defined in Rule 144 under the Securities Act, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144 under the Securities Act. Under Rule 144, persons who have held securities for a period of at least two years may sell a limited amount of such securities without registration under the Securities Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of the Company, to sell their restricted securities without quantity limitations once they have completed a three-year holding period.

  The Registration Statement, of which this Prospectus is a part, pertains to 5,361,657 Shares of Common Stock which are currently "restricted securities"; 1,232,283 Shares of Common Stock which underlie existing Warrants; 135,000 Shares of Common Stock which are issuable upon conversion of the Series C Preferred Stock; 7,057,382 Shares of Common Stock which are issuable upon conversion of the Series E Preferred Stock and 1,786,881 shares of Common Stock which are issuable upon conversion of the Series F Preferred Stock. The Company is obligated to maintain the effectiveness of the Registration Statement for varying periods of time, pursuant to separate agreements with certain groups of the Selling Shareholders. As of April 2, 1997, the Company is additionally obligated to register an additional 1,845,130 shares of its Common Stock which are currently "restricted securities," in certain circumstances.

  In addition to the shares of Common Stock which are outstanding as of April 2, 1997, 3,500,000 shares of Common Stock have been reserved for issuance pursuant to the Company's stock option plans. 2,017,249 shares of Common Stock have also been reserved for issuance upon exercise of Warrants that have been issued by the Company (1,232,283 of such shares have been registered in the Registration Statement). Additionally, 100,275 shares of Common Stock have been reserved for issuance upon conversion of the Company's Series A Preferred Stock, 750,000 shares of Common Stock have been reserved for issuance upon conversion of the Company's Series C Preferred Stock (135,000 of which are included in the Registration Statement) underlying the Series C Warrants, 7,057,382 shares of Common Stock have been reserved for issuance upon conversion of the Series E Preferred Stock and 1,786,881 shares of Common Stock have been reserved for issuance upon conversion of the Series F Preferred Stock.

  No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Common Stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock by the Company or by shareholders who hold "restricted securities," or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Securities Transfer, Incorporated, 938 Quail Street, Suite 101, Lakewood, Colorado 80215.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, BY-LAWS AND TEXAS LAW

  The Company's Restated Articles currently contain provisions which could be considered to have anti-takeover effects. First of all, the authorized and unissued shares of the Company's Preferred Stock (the "Unissued Preferred Stock") and Common Stock (the "Unissued Common Stocks") could be used by incumbent management to make more difficult and thereby discourage an attempt to acquire control of the Company, even though some shareholders may deem such an acquisition desirable. For example, the shares of Unissued Preferred Stock and Unissued Common Stock could be privately placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid. The issuance of the Unissued Preferred Stock with voting rights and/or the Unissued Common Stock could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business combinations, or alter, amend, or replace provisions in the Company's Restated Articles. To the extent that it impedes any such attempt, the Unissued Preferred Stock and Unissued Common Stock may serve to perpetuate current management. From time to time, the Company evaluates potential transactions and acquisitions, which if consummated, may require the issuance of the Unissued Preferred Stock or Unissued Common Stock.

  The Company's Restated Articles require a classified Board of Directors pursuant to which only one-third ( 1/3) of the Board of Directors is elected each year for a term of three years. Therefore, even when a shareholder, or a group of shareholders, has sufficient voting power to elect all of the directors to be elected every year, the Company's classified Board could have the effect of requiring two successive annual meetings to replace a majority of the Board of Directors and three annual meetings to replace the entire Board of Directors. There is no cumulative voting with respect to the election of directors.

  The Company's Restated Articles also contain a provision which states that with the sole exception of shares issued pursuant to the duly adopted stock option plans of the Company, no shares of the Company's Preferred Stock shall be issued or sold to any officer or director of the Company, or any shareholder who directly or indirectly owns more than five percent (5%) of the issued and outstanding voting stock of the Company, or any affiliate of such a person, without the affirmative vote of a majority in interest of the disinterested shareholders of the Company.

  The Company's Restated Articles also contain provisions for the Series C Preferred and the Series D Preferred Stock concerning certain anti-dilution rights. (None of the Series C Preferred or Series D Preferred is outstanding at this time). These provisions state that if the aggregate percentage interest of the holder of the Series C Preferred or the Series D Preferred of the Total Voting Power of the Company (defined in the Restated Articles to mean the total voting power of all voting stock of the Company entitled to vote at any meeting of the shareholders of the Company) is or would be reduced as a result of an issuance by the Company of such voting stock (including any issuance following conversion of any security convertible into or exchangeable for voting stock or upon the exercise of any option, warrant, or other right to acquire any voting stock) the Company shall notify the holders of the Series C Preferred and Series D Preferred promptly after establishing the material terms of such proposed issuance. In such notices, the Company shall offer to sell to the holders of the Series C Preferred and the Series D Preferred that number of shares of voting stock which, if so purchased, would result in the retention by the holders of the Series C Preferred and Series D Preferred of each of its aggregate percentage interest in the Total Voting Power in effect immediately prior to such proposed reduction of its aggregate interest. If such offer is accepted by the Series C Preferred holders or the Series D Preferred holders within thirty (30) days following receipt of such notice, the Company shall sell such shares to the holders of the Series C Preferred or the Series D Preferred at a purchase price determined as provided in the appropriate provisions of the Series C Preferred and the Series D Preferred in the Restated Articles.

  The Company shall not be obligated to deliver notices or offer voting stock for sale pursuant to these provisions in respect of the following issuances of voting stock: (a) pursuant to employee, director or consultant stock option, purchase, bonus, exchange or other such plans or upon the exercise of options or other rights granted thereunder, and (b) in connection with transactions in which shares of voting stock are issued to security holders of a company being acquired by the Company or to a company some or all of whose assets are being acquired by the Company.

  The Restated Articles limit the liability of directors of the Company in their capacity as directors. Specifically, the directors of the Company will not be liable to the Company or its shareholders for monetary damages for an act or omission in a director's capacity as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for any act or omission not in good faith which constitutes a breach of duty of the director to the Company or acts or omissions which involve intentional misconduct or a knowing violation of the law, (iii) for transactions from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or (v) for acts related to an unlawful stock repurchase or payment of a dividend.

  The overall effect of the provisions in the Company's current Restated Articles described above would be to make more difficult or discourage a merger, tender, offer or proxy contest, even if such transaction or occurrence generally is favorable to the interests of the shareholders, or they may delay or frustrate the assumption of control by a holder of a large block of the Company's securities and the removal of incumbent management, even if such removal may be beneficial to the shareholders.

                                    EXPERTS

  The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

  Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Company by Donald T. Locke.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Risk Factors...............................................................   3
Use of Proceeds............................................................  10
Plan of Distribution and Selling Shareholders..............................  10
Description of Capital Stock...............................................  20
Experts....................................................................  26
Legal Opinions.............................................................  26

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                  SI DIAMOND
                                  TECHNOLOGY,
                                     INC.


                              [LOGO APPEARS HERE]



                               5,361,657 SHARES
                                      OF
                                 COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)

                               1,232,283 SHARES
                                      OF
                                 COMMON STOCK
                              UNDERLYING WARRANTS


                                135,000 SHARES
                                      OF
                                 COMMON STOCK
                                 ISSUABLE UPON
                            CONVERSION OF SERIES C
                                PREFERRED STOCK
                              UNDERLYING WARRANTS

                               7,057,382 SHARES
                                      OF
                                 COMMON STOCK
                                 ISSUABLE UPON
                            CONVERSION OF SERIES E
                                PREFERRED STOCK

                              1,786,881 SHARES OF
                                 COMMON STOCK
                                 ISSUABLE UPON
                            CONVERSION OF SERIES F
                                PREFERRED STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                                APRIL   , 1997


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The estimated fees and expenses payable in connection with this offering, all of which are payable by the Company, are as follows:

      Securities and Exchange Commission registration fee.............. $ 2,406
      Printing and engraving expenses..................................  10,000
      Legal fees and expenses..........................................  10,000
      Accounting fees and expenses.....................................   3,500
      Blue sky fees and expenses.......................................   3,500
      Miscellaneous....................................................   5,000
                                                                        -------
        Total.......................................................... $34,406
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article 2.02A(16) and Article 2.01-1 of the Texas Business Corporation Act and Article VIII of the Company's Bylaws provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by it and its officers and directors. See "Item 17. Undertakings" for a description of the Securities and Exchange Commission's position regarding such indemnification provisions.

  Additionally, Article Seven(C) of the Company's Restated Articles, provides that a director of the Company is not liable to the Company or its shareholders for monetary damages for any act or omission in the director's capacity as director except that Article Seven(C) does not eliminate or limit the liability of a director for (i) breaches of his duty of loyalty to the Company and its shareholders, (ii) acts or omissions not in good faith or which constitute a breach of duty of a director of the Company or involves intentional misconduct or a knowing violation of law, (iii) transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) acts or omissions for which liability is specifically provided by statute, and
(v) acts relating to unlawful stock purchases or payments of dividends.

  Article Seven (C) also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article Seven (C) shall not adversely affect any right of protection of a director of the Company existing at the time of the repeal or modification.

  The foregoing discussion is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statutes.

ITEM 16. EXHIBITS

  See Index to Exhibits on page II-4 for a descriptive response to this item.

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON BEHALF OF THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON APRIL 8, 1997.

                                          SI DIAMOND TECHNOLOGY, INC.



                                                 /s/  Marc W. Eller
                                          By __________________________________
                                                      Marc W. Eller
                                          Chairman and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

      /s/   Marc W. Eller            Chairman and Chief Executive    April 8, 1997
____________________________________ Officer (Principal Executive
           Marc W. Eller             Officer and Director)

      /s/ Douglas P. Baker           Vice-President and Chief        April 8, 1997
____________________________________ Financial Officer (Principal
          Douglas P. Baker           Financial Officer)

           Lee B. Arberg*
         Ronald J. Berman*
         Howard K. Schmidt*          Directors                       April 8, 1997
         Philip C. Shaffer*
          David R. Sincox*
             Zvi Yaniv*

*By: /s/ Douglas P. Baker
    --------------------------------------
     Douglas P. Baker, (Attorney-in-Fact)

                               INDEX TO EXHIBITS

  The exhibits indicated by an asterisk (*) are incorporated by reference from previous filings with the Commission.

                                                                   SEQUENTIALLY
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 4.1*    Amended and Restated Articles of Incorporation of the
          Company as filed on February 14, 1997 with the
          Secretary of State of the State of Texas (Exhibit 3.1
          to the Company's Current Report on Form 8-K dated as
          of February 14, 1997 (File No. 1-11602)).
 4.2*    Statement of Resolutions Establishing and Designating
          the Series F Preferred Stock of the Company as filed
          with the Secretary of State of the State of Texas on
          March 10, 1997 (Exhibit 3.2 to the Company's Current
          Report on Form 8-K dated as of March 7, 1997) (File
          No. 1-11602)).
 4.3*    Form of Certificate for Shares of the Company's Common
          Stock (Exhibit 4.1 to the Company's Registration
          Statement on Form SB-2 (No. 33-51466-FW) dated January
          7, 1993).
 4.4*    Form of Convertible Subordinated Debenture Agreement
          (Exhibit 10.18 to the Company's Registration Statement
          on Form SB-2 (No. 33-51466-FW) dated January 7, 1993)
 4.5*    Form of Subordinated Debenture Agreement with Attached
          Warrants (Exhibit 10.17 to the Company's Registration
          Statement on Form SB-2 (No. 33-51466-FW) dated January
          7, 1993).
 4.6*    Form of Underwriter's Warrant (Exhibit 1.4 to the
          Company's Registration on Form SB-2 (No. 33-51466-FW)
          dated January 7, 1993).
 4.7*    Form of Subscription Agreement for the sale of Units,
          each consisting of two shares of the Company's Common
          Stock and one Warrant (June 1993) to purchase one
          share of Common Stock. (Exhibit 4.7 to the Companys'
          Registration Statement on Form S-3 dated January 19,
          1996 (File No. 1-11602)).
 4.8*    Form of Warrant (June 1993) to purchase shares of the
          Company's Common Stock. (Exhibit 4.8 to the Company's
          Registration Statement on Form S-3 dated January 19,
          1996 (File No. 1-11602)).
 4.9*    Option, Share and Warrant Purchase Agreement dated
          February 9, 1995 by and between the Company and
          Diagascrown, Inc. (Exhibit 10.1 to the Company's
          Report on Form 10-QSB for the fiscal quarter ended
          March 31, 1995 (File No. 111602)).
 4.10*   Warrant granted to East/West Technology Partners, Ltd.
          to purchase 13,500 shares of the Company's Series C
          Preferred Stock (Exhibit 10.3 to the Company's Report
          on Form 10-QSB for the fiscal quarter ended March 31,
          1995 (File No. 1-11602)).
 4.11*   Form of Subscription Agreement and Purchaser
          Questionnaire by and between the Company and
          purchasers of the Company's Common Stock effective as
          of June 20, 1995 (Exhibit 4.1 to the Company's Report
          on Form 10-QSB for the fiscal quarter ended June 30,
          1995 (File No. 1-11602)).
 4.12*   Form of Warrant (BEG) to purchase shares of the
          Company's Common Stock in connection with the Form of
          Subscription Agreement and Purchase Questionnaire by
          and between the Company and the purchasers of the
          Company's Common Stock dated as of June 20, 1995.
          (Exhibit 4.12 to the Company's Registration Statement
          on Form
          S-3 dated January 19, 1996) (File No. 1-11602)).
 4.13*   Form of Placement Agreement dated as of July 19, 1995
          by and between the Company and Columbus Asset
          Management Limited (Exhibit 4.2 to the Company's
          Report on Form 10-QSB for the fiscal quarter ended
          September 30, 1995 (File No. 1-11602)).
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 4.14*   Form of Warrant in connection with Placement Agreement
          dated as of July 19, 1995 by and between the Company
          and Columbus Asset Management (Exhibit 4.3 to the
          Company's Report on Form 10-QSB for the fiscal quarter
          ended September 30, 1995 (File No. 1-11602)).
 4.15*   Amendment No. 3 to the Patent and Know-How Cross-
          License Agreement executed on October 17, 1995 between
          the Company and Microelectronics & Computer Technology
          Corporation. (Exhibit 4.15 to the Company's
          Registration Statement (No. 333-00674) on Form S-3
          dated January 26, 1996 (File No. 1-11602)).
 4.16*   Form of Subscription Agreement and Purchaser
          Questionnaire in connection with the Company's $1.5
          million private placement of its Common Stock (Exhibit
          4.1 to the Company's Current Report on Form 8-K dated
          as of January 19, 1996 (File No. 1-11602)).
 4.17*   Form of Regulation D Subscription Agreement in
          connection with the private placement of the Company's
          Series E Preferred Stock. (Exhibit 4.2 to the
          Company's Current Report on Form 8-K dated as of
          January 19, 1996) (File No. 1-11602)).
 4.18*   Form of Registration Rights Agreement in connection
          with the private placement of the Company's Series E
          Preferred Stock (Exhibit 4.3 to the Company's Current
          Report on Form 8-K dated as of January 19, 1996) (File
          No. 1-11602).
 4.19*   Form of Warrant Issued to Swartz Investments, Inc.
          (Exhibit 4.5 to the Company's Current Report on Form
          8-K dated as of January 19, 1996 (File No. 1-11602)).
 4.20*   Amendment No. 2 to the Patent and Know-How Cross
          License Agreement dated January 19, 1995 (Exhibit 10.8
          to the Company's Report on Form 10-QSB for the fiscal
          quarter ended March 31, 1995 (File No. 1-11602)).
 4.21*   Form of Certificate for Shares of the Company's Series
          C Preferred Stock (Exhibit 4.1 to the Company's
          Quarterly Report on Form 10-QSB for the fiscal quarter
          ended March 31, 1995 (File No. 1-11602)).
 4.22*   Underwriting Agreement dated as of August 27, 1993, and
          effective as of September 7, 1993 between the Company
          and GH Securities, Ltd. (Exhibit 4.1 to the Company's
          Report on Form 10-QSB for the fiscal quarter ended
          September 30, 1995 (File No. 1-11602)).
 4.23*   Warrant to Purchase 150,000 shares of Common Stock at
          $3.90 per share issued to GH Securities, Ltd.
          exercisable at any time on or before February 21,
          1999. (Exhibit 4.18 to the Company's Report on Form
          10-KSB for the fiscal year ended December 31, 1995.
          (File No. 1-11602))
 4.24*   Rights Agreement dated February 21, 1996, among the
          Company, GH Securities, Ltd. and David Klausmeyer
          (Exhibit 4.19 to the Company's Report on Form 10-KSB
          for the fiscal year ended December 31, 1995 (File No.
          1-11602)).
 4.25*   Warrant to Purchase 60,000 shares of Common Stock at
          $6.50 per share issued to GH Securities, Ltd.
          exercisable any time on or before February 21, 1999
          (Exhibit 4.20 to the Company's Report on Form 10-KSB
          for the fiscal year ended December 31, 1995 (File No.
          1-11602)).
 4.26*   Warrant to purchase 55,000 shares of Common Stock at
          $5.50 per share issued to David M. Klausmeyer
          exercisable any time on or before February 21, 1999
          (Exhibit 4.21 to the Company's Report on Form 10-KSB
          for the fiscal year ended December 31, 1995).
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  4.27*  Form of Warrant (October 1996) to purchase shares of the Company's Common Stock (Exhibit 4.1 to the
          Company's Current Report on Form 8-K dated October 30,
          1996 (File No. 1-11602))
  4.28*  Form of Regulation D Subscription Agreement by and
          between the Company and the Holders of the Company's
          Series F Preferred Stock (Exhibit 4.3 to the Company's
          Current Report on Form 8-K dated as of March 7, 1997
          (File No. 1-11602)).
  4.29*  Form of Registration Rights Agreement by and between the Company and Holders of the Company's Series F
          Preferred Stock (Exhibit 4.4 to the Company's Current
          Report on Form 8-K dated as of March 7, 1997 (File No.
          1-11602)).
  4.30*  Form of Subscription Agreement by and between the
          Company and Holders of the Company's 8% Convertible
          Debentures (Exhibit 4.1 to the Company's Current
          Report on Form 8-K dated as of March 7, 1997 (File No.
          1-11602)).
  4.31*  Form of the Company's 8% Convertible Debenture (Exhibit
          4.2 to the Company's Current Report on Form 8-K dated
          as of March 7, 1997 (File No. 1-11602)).
  5.1    Opinion of Donald T. Locke, as to certain legal aspects
          of the offering.
 23.1    Consent of Donald T. Locke (included in Exhibit 5.1)
 23.2    Consent of Coopers & Lybrand L.L.P.
 24      Powers of Attorney
 27*     Financial Data Schedule (Incorporated by reference from
          previous filings)
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